Exhibit 21.1

DELUXE CORPORATION SUBSIDIARIES

ChecksByDeluxe.com, LLC (Minnesota)
Custom Direct, Inc. (Delaware)
Custom Direct LLC (Delaware)
Direct Checks Unlimited, LLC (Colorado)
Direct Checks Unlimited Sales, Inc. (Colorado)
Deluxe Business Operations, Inc. (Delaware)
Deluxe Enterprise Operations, Inc. (Minnesota)
Deluxe Financial Services, Inc. (Minnesota)
Deluxe Manufacturing Operations, Inc. (Minnesota)
Deluxe Small Business Sales, Inc. (Minnesota)
Hostopia.com Inc. (Delaware)
Hostopia Canada, Corp. (Canada)
Hostopia Ireland Limited (Ireland)
Internet Names for Business Inc. (Canada)
NEBS Business Products Limited (Canada)
OrangeSoda, Inc. (Nevada)
Safeguard Acquisitions, Inc. (Texas)
Safeguard Business Systems, Inc. (Delaware)
Safeguard Business Systems Limited (Canada)
Safeguard Franchise Systems, Inc. (Texas)
Safeguard Holdings, Inc. (Texas)
SyncSuite, LLC (Minnesota)